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                                                                EXHIBIT NO. 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Information Statement/Prospectus constituting part of this Registration Statement on Form S-4 of National Medical Enterprises, Inc. of our reports dated October 20, 1994 appearing on pages F-2 and S-1 of American Medical Holdings, Inc.'s Annual Report on Form 10-K for the year ended August 31, 1994. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information" in such Information Statement/Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Data."

Price Waterhouse LLP
Dallas, Texas
January 30, 1995